Exhibit 99.1

Contact:

Paul Goodson
VP Investor Relations
Invitrogen Corporation
(760) 603-7208

Invitrogen Corporation Completes Sale of $25 Million
of Additional 2% Senior Convertible Notes due 2023

CARLSBAD, CA – August 14, 2003 — Invitrogen Corporation (Nasdaq: IVGN) today announced that it has completed the private placement of an additional $25 million of 2% senior convertible notes due 2023 to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, as amended.

The $25 million private placement is in addition to the private placement of $325 million completed on August 1, 2003. The current transaction represents the partial exercise by the initial purchasers of an option to purchase additional notes. The remaining portion of the option is now expired.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.